Exhibit 5.1

CLIFFORD CHANCE US LLP TWO MANHATTAN WEST 375 9TH AVENUE NEW YORK, NY 10001 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

July 23, 2024

HA Sustainable Infrastructure Capital, Inc.

One Park Place

Suite 200

Annapolis, Maryland 21401

Re: Registration Statement on Form S-3 of HA Sustainable Infrastructure Capital, Inc.

We have acted as counsel to HA Sustainable Infrastructure Capital, Inc. (the “Company”) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-198158) (the “Registration Statement”) relating to (i) 2,847,128 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issued in connection with the Company’s formation transactions at the time of the Company’s initial public offering or granted under the Company’s 2013 Equity Incentive Plan to the Company’s directors, officers and other employees (the “Outstanding Shares”), and (ii) 331,282 shares (the “OP Unit Shares”) of Common Stock issuable upon exchange of units of limited partnership interest (“OP Units”) in Hannon Armstrong Sustainable Infrastructure, L.P. (the “Operating Partnership”) pursuant to the Second Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P., dated as of February 16, 2024, as amended from time to time (the “Partnership Agreement”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the issuance of the OP Unit Shares has been duly authorized and, when and if issued upon redemption of OP Units in accordance with the Partnership Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction. In addition, we have assumed that the resolutions of the Company’s board of directors authorizing the Company to issue and deliver the OP Unit Shares upon redemption of OP Units in accordance with the Partnership Agreement will be in full force and effect at all times at which such OP Unit Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

CLIFFORD CHANCE US LLP

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP